EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2006, except for the effects of the restatement discussed in Note B to the consolidated financial statements, as to which the date is August 11, 2006, relating to the consolidated financial statements and our report dated March 14, 2006 relating to the financial statement schedule, which appear in International Lease Finance Corporation’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Los Angeles, California
August 15, 2006
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